Exhibit 21.1
Subsidiaries of KBS REIT II as of February 28, 2019

CA Capital Management Services, LLC	KBSII Fountainhead, LLC
KBS Debt Holdings II, LLC	KBSII Granite Tower, LLC
KBS Debt Holdings II X, LLC	KBSII Horizon Tech Center, LLC
KBS Limited Partnership II	KBSII Pierre LaClede Center, LLC
KBS REIT Holdings II LLC	KBSII REIT Acquisition I, LLC
KBS REIT Properties II, LLC	KBSII REIT Acquisition II, LLC
KBS REIT II Finance LLC	KBSII REIT Acquisition V, LLC
KBS TRS Services, LLC	KBSII REIT Acquisition VI, LLC
KBS II Securities LLC	KBSII REIT Acquisition XII, LLC
KBSII 100-200 Campus Drive, LLC	KBSII REIT Acquisition XV, LLC
KBSII 300-600 Campus Drive, LLC	KBSII REIT Acquisition XVII, LLC
KBSII 445 South Figueroa, LLC	KBSII REIT Acquisition XVIII, LLC
KBSII Corporate Technology Centre, LLC	KBSII REIT Acquisition XXIV, LLC
KBSII Debt Holdings Sub I, LLC	KBSII REIT Acquisition XXVI, LLC
KBSII Debt Holdings II-2, LLC	KBSII Willow Oaks, LLC
KBSII Emerald View, LLC